FORM 8-K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 6, 2005

DUSA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

New Jersey	0-19777	22-3103129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Identification Number)

25 Upton Drive

Wilmington, Massachusetts 01887

(Address of principal executive offices, including ZIP code)

(978) 657-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                          Other Events.

On April 6, 2005, DUSA Pharmaceuticals, Inc. (“DUSA” or the “Company”) announced today that the Federal Court of Australia has ruled that the Australian patent assigned to DUSA by Queen’s University which relates to DUSA’s aminolevulinic acid photodynamic therapy is valid and remains in full force and effect.  However, the Court also ruled that PhotoCure ASA’s product, Metvix®, does not infringe the claims in the Australian patent.  Since the claims are unique to the Australian patent and the patent laws of each country differ, DUSA does not expect this ruling to be determinative of the validity of any other patents licensed by DUSA from Queen’s University or of whether Metvix® infringes claims in such other patents, including the United States patent.  DUSA will be reviewing the Court’s opinion in the coming days.  As DUSA does not have any active Australian regulatory application pending, DUSA does not believe that the ruling will have any operational impact.  The parties to the lawsuit have approximately one (1) month to appeal the decision. As previously reported, the parties to the lawsuit have been trying to settle their differences under a Mediation Agreement which they signed last summer.

Except for historical information, this report contains certain forward-looking statements that involve known and unknown risks and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made.  These forward-looking statements relate to DUSA’s expectations that the Australian ruling is not determinative of issues in any other patent dispute, that it will be reviewing the ruling, and beliefs regarding the differences in patent language in the US patent, US law and operational impact on the Company.  Such risks and uncertainties include the risks associated with litigation and maintenance of its patent portfolio, sufficient funding for its operations and other risks identified in DUSA’s SEC filings from time to time, including its Form 10-K for the year ended December 31, 2004.

Item 9.01 – Financial Statements and Exhibits.

(c)                                  Exhibits

[99]                            Press Release dated April 6, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUSA PHARMACEUTICALS, INC.

Dated: April 6, 2005	By:	/s/ D. Geoffrey Shulman
D. Geoffrey Shulman, MD, FRCPC Chairman of the Board and Chief Executive Officer

Exhibit Index

No.	Description

99	Press Release dated April 6, 2005